Exhibit 23.1
INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM’S CONSENT
The Board of Directors
LSB Corporation:
We consent to the incorporation by reference in LSB Corporation’s Registration Statement on Form S-8 (No. 333-134720) of our report dated March 12, 2008 on the consolidated financial statements of LSB Corporation, which appear in this Annual Report on Form 10-K for the year ended December 31, 2007.

/s/ Wolf & Company, P.C. Wolf & Company, P.C.

Boston, Massachusetts
March 24, 2008